Exhibit 99.1

Art Weinbach to Retire from Broadridge’s Board

LAKE SUCCESS, NY, Aug. 23, 2011 – Arthur F. Weinbach, Chairman, has informed the board of directors of Broadridge Financial Solutions, Inc. (NYSE:BR) that he will retire as a director of Broadridge, effective after the company’s 2011 annual meeting of stockholders.

The board will elect an independent Chairman from among its members prior to the Company’s 2011 annual meeting of stockholders.

Mr. Weinbach said, “I have been associated with Broadridge’s business for over 30 years, and with Rich Daly and other members of the senior management team for about two decades. The business has a culture of excellence, ethics and integrity with very strong leadership which has resulted in exceptional growth over these many years. The company’s future is in good hands.”

Broadridge’s Chief Executive Officer, Rich Daly, said, “I am grateful for having had the opportunity to work closely with Art as we’ve grown the business and for the guidance he provided when I became CEO. His leadership, experience and judgment have greatly influenced us and have been instrumental in our success.”

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About Broadridge

Broadridge is a technology services company focused on global capital markets. Broadridge is the market leader enabling secure and accurate processing of information for communications and securities transactions among issuers, investors and financial intermediaries. Broadridge builds the infrastructure that underpins proxy services for over 90% of public companies and mutual funds in North America; processes more than $4 trillion in fixed income and equity trades per day; and saves companies billions annually through its technology solutions. For more information about Broadridge, please visit www.broadridge.com.

Contact Information

Investors:

Rick Rodick

Broadridge Financial Solutions, Inc.

Vice President, Investor Relations

(516) 472-5474